Exhibit 10.2

H.B. FULLER COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
1998 REVISION

Third Declaration of Amendment

Pursuant to Section 7.10 of the H.B. Fuller Company Supplemental Executive Retirement Plan--1998 Revision, the Company hereby amends Section 3.6 of the Plan to read as follows:

“3.6 Death Benefit.

A. If a Participant dies after attaining age 55 and completing at least five years of Credited Service, but prior to terminating his or her employment, the spouse (if any) to whom the Participant was married throughout the one-year period ending on the date of the Participant’s death shall be eligible to receive a monthly payment for such spouse’s life. Such monthly payment shall commence on the first day of the month following the date of the Participant’s death, and shall be in an amount equal to 50% of the actuarially reduced monthly benefit that would have been payable to the Participant had the Participant retired with an immediate joint and 50% survivor annuity benefit on the day preceding the date of the Participant’s death; provided, that if the Participant had completed fewer than 10 years of Credited Service at the time of his or her death, the service reduction under Section 3.2 shall be calculated as though the Participant had completed 10 years of Credited Service.

B. If a Participant dies after completing at least five years of Credited Service, but prior to attaining age 55 and prior to terminating his or her employment, the spouse (if any) to whom the Participant was married throughout the one-year period ending on the date of the Participant’s death shall be eligible to receive a monthly payment for such spouse’s life. Such monthly payment shall commence on the first day of the month following the date on which the Participant would have attained age 55, and shall be in an amount equal to 50% of the actuarially reduced monthly benefit that would have been payable to the Participant had the Participant survived until attaining age 55 (but without completing any additional years of Credited Service), retired with an immediate joint and 50% survivor annuity benefit, and died the following day; provided, that if the Participant had completed fewer than 10 years of Credited Service at the time of his or her death, the service reduction under Section 3.2 shall be calculated as though the Participant had completed 10 years of Credited Service.

C. No benefit shall be payable under Subsections A or B with respect to a Participant who is not survived by a spouse to whom the Participant was married throughout the one-year period ending on the date of the Participant’s death, with respect to a Participant who had not completed at least five years of Credited Service, or to a spouse who dies prior to the date on which his or her monthly payment is scheduled to commence.

D. Notwithstanding the foregoing, if a “Pre-2003 Participant” dies after attaining age 55 and completing at least 10 years of Credited Service, but prior to terminating his or her employment, there shall be paid to such Participant’s designated beneficiary the sum of $50,000 per year for 10 years. This benefit shall be paid in lieu of, and not in addition to, the benefit described in Subsection A; provided, that if the Participant’s designated beneficiary is the spouse (if any) to whom the Participant was married throughout the one-year period ending on the date of the Participant’s death, such spouse will receive whichever of the benefit described in Subsection A or the benefit described in this Subsection D has the greater actuarially equivalent value at the time of the Participant’s death. For the purposes of this Subsection D and Subsection E below, a “Pre-2003 Participant” is an Eligible Employee who first became a Participant in the Plan before January 1, 2003, and who was an Eligible Employee and a Participant in the Plan throughout the period commencing on January 1, 2003 and ending on the date of his or her death.

E. A Pre-2003 Participant may, in form prescribed by and filed with the Administrator, designate a beneficiary to receive the $50,000 per year death benefit payable under Subsection D. If no effective beneficiary designation is on file at the time of the Participant’s death, such death benefit shall be paid as follows:

(1) To the Participant’s surviving spouse, or

(2) If no spouse survives, to the Participant’s surviving children in equal shares, with the descendants of a child who has predeceased the Participant taking such child’s share by representation; or

(3) If none of the Participant’s spouse and descendants is living, to the representative of the Participant’s estate.

The automatic beneficiaries set forth in this Subsection E and, except as otherwise provided in the Participant’s duly filed beneficiary designation, the beneficiaries named in such designation, shall become fixed at the Participant’s death so that if a beneficiary survives the Participant but dies before final payment of the death benefit, any remaining death benefits shall be paid to the representative of such beneficiary’s estate.

F. No benefit, other than the survivor’s annuity payable to the surviving spouse of a Participant whose benefit commenced in the form of a joint and survivor annuity, shall be payable following the death of a Participant whose employment terminated prior to death.”

This Declaration of Amendment shall be effective as of January 1, 2003.

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IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officers this 4th day of November, 2002.

H.B. FULLER COMPANY

/s/ Albert P.L. Stroucken
President and Chief Executive Officer

Attest:

/s/ Patricia Jones

As its: Corporate Secretary